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                                                                    Exhibit 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), made this ____ day of August, 2001, by and between First Reliance Bank and First Reliance BancShares Corp., with principal offices located at 2170 West Palmetto Street, Florence, South Carolina 29501 (collectively, "the Bank"), and F. R. Saunders, Jr., of Florence, South Carolina ("the Executive").

WHEREAS the Executive is, as of the date hereof, employed by the Bank as President and Chief Executive Officer of the Bank, and the Bank desires to insure the Executive's continued employment; and

WHEREAS the Bank and the Executive mutually desire that their employment relationship be set forth under the terms of a written employment agreement;

NOW, THEREFORE, in consideration of the foregoing and of the promises and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.   Employment. The Bank agrees to employ the Executive, and the Executive
     ----------
agrees to serve the Bank, on the terms and conditions set forth herein.

2.   Term. Unless earlier terminated as provided herein, the Executive's
     ----
employment hereunder shall be for a term of three years ("Term") commencing on March 1, 2001 and ending on March 1, 2004. This Agreement shall be deemed to extend each month for an additional month automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically, and upon such notice the Term of this Agreement shall be the three years following the date of such notice, and this Agreement shall terminate upon the expiration of such Term. Notwithstanding the foregoing, no extension shall be granted that would extend the Term of this Agreement beyond the last day of the month during which the Executive attains age 65.

3.   Position and Duties. The Executive shall serve as President and Chief
     -------------------
Executive Officer, and shall perform all duties, authorities, and responsibilities as set forth in the Bylaws of the Bank, and shall assume such additional responsibilities and authority as may from time to time be assigned to him by the Board of Directors of the Bank ("Board of Directors"). The Executive shall perform his responsibilities and duties in the best interest of the Bank and its stockholders.

4.   Place of Performance.  The Executive shall be based in Florence, South
     --------------------
Carolina, subject to reasonable travel necessary to the business of the Bank.

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5.   Compensation and Benefits. In consideration of the Executive's performance
     -------------------------
of his duties hereunder, the Bank shall provide the Executive with the following compensation and benefits during the Term hereof.

     a.   Base Salary. The Bank shall pay the Executive a base salary at the
          -----------
          rate of $115,000 per annum ("Base Salary") in accordance with the salary payment practices of the Bank. The Compensation Committee of the Board of Directors ("Compensation Committee") shall review the Executive's salary at the beginning of each of its fiscal years and, at the sole discretion of the Committee, may increase the Executive's Base Salary for such year, provided that at no time shall the Bank pay the Executive less than the median base salary of presidents and chief executive officers of banks in the Southeastern United States with similar total assets (currently $50,000,000 to $100,000,000) based on the then-current Sheshunoff Information Services Survey (or, for any year in which Sheshunoff does not provide a survey, the then-current surveys by the American Bankers Association and the Independent Bankers of America). Annual performance reviews will be conducted and will include evaluation of forward-thinking, supervisory, and team skills, and the effort necessary to keep the Bank competitive. The Compensation Committee reserves the right to decrease the Executive's Base Salary if a CAMEL rating of at least "2" is not maintained.

     b.   Incentive Bonus. If mutually agreeable individual and team performance
          ---------------
          criteria and budgeted profit targets are met, the Compensation Committee will approve, within 90 days of the close of each calendar year, an incentive bonus for the Executive computed on 5% of the Bank's consolidated pre-tax earnings for the calendar year (calculated without regard to the executive bonus accruals for the Bank's President and Chief Executive Officer, Executive Vice-President and Chief Financial Officer, and Senior Vice-President). Failure to achieve budgeted profit targets will result in a decrease in bonus in direct ratio to the shortfall. (For example, if budgeted consolidated pre-tax profit without regard to executive bonuses equals $1,000,000 and actual profit on the same basis equals $750,000, a short-fall of 25%, the 5% bonus of $50,000 would be reduced by 25%.) If budgeted profit is missed by 60% or more, the Executive will receive no annual bonus. If budgeted profit is exceeded by more than 10%, an addition to the 5% bonus will be given serious consideration by the Compensation Committee and Board of Directors. In no event shall the Executive's bonus amount exceed an amount equal to 100% of the Executive's Base Salary for the calendar year for which the bonus was paid. The Executive's incentive bonus shall not become payable until the Board of Directors determines that, according to reasonable safety and soundness standards:

          (1) The Bank meets and, after payment of any bonus, will continue to meet, the capital adequacy standards established by the Bank's Board of Directors and its primary regulator.

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          (2)  Neither the Bank nor the Executive are subject to any regulatory disciplinary actions (for example, a Memorandum of Understanding or Cease and Desist Order).

          (3) The Capital, Management, Asset, and Liquidity components of the Bank's most recent CAMEL rating is "2" or better, and the Bank receives an overall CAMEL rating of "2" or better from its primary banking regulator.

          (4) The Bank's current loan loss reserve is adequate and the loan portfolio quality is satisfactory based on the Board of Directors' review of:

               (a) the most recent report of the Bank's primary banking regulator,

               (b) the audit report of the Bank's independent auditors for the calendar year then ended, and

               (c) any other credit review that the Board of Directors deems necessary.

          (5) The overall financial condition of the Bank, including asset quality, is satisfactory, and will not be adversely affected by the payment of any bonus. The overall financial condition shall be presumed to be unsatisfactory if the Bank's average non-performing loans, as a percentage of total average loans (the non-performing ratio) for the calendar year then ended, exceeds the average non-performing ratio for the Bank's pier group by greater than .25%.

     c.   Stock Options. In the event that the Bank obtains additional capital
          -------------
          in a public offering, the Bank will issue additional options to the Executive to ensure that the Executive's options for 5% of the Bank's outstanding shares are not diluted by the additional capitalization.

     d.   Business Expenses. The Bank shall reimburse the Executive for all
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          reasonable and necessary expenses incurred by the Executive in his performance of services hereunder, including but not limited to expenses for business travel, upon presentation of itemized accounts and receipts for any single expense in excess of $50. Reimbursement for airfare other than coach class shall require the prior written approval of an officer of the Board of Directors.

     e.   Health and Disability Insurance. The Bank shall provide full health
          -------------------------------
          insurance coverage for the Executive, his spouse, and his dependents until

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          the Executive reaches age 65. The Bank shall provide disability insurance coverage for the Executive until the Executive reaches age
          65.

     f.   Life Insurance. The Bank shall purchase and maintain term life
          --------------
          insurance coverage providing a death benefit of $1,000,000 payable to any beneficiary or beneficiaries designated by the Executive. The policy will be convertible to an Executive-owned policy at the Executive's discretion and, (A) at the Executive's expense, if his employment with the Bank is terminated for the reasons described in
          Section 6.b. below, or (B) at the Bank's expense, if his employment with the Bank terminated for the reasons described in Sections 6.c. or 6.d. below. The policy shall not be required to be paid-up after such conversion, and the Executive shall be solely responsible for paying premiums on the policy after such conversion.

     g.   Clubs and Professional Organizations. The Bank shall pay the
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          Executive's initiation and membership fees in any civic clubs. The
          Bank shall also pay the Executive's initiation and membership dues and assessments for one country club, provided the club membership is used for significant business promotion.

     h.   Automobile. The Bank shall provide the Executive with an automobile to
          ----------
          be used for business and personal purposes. The Executive shall select the make and model of the automobile and the purchase or lease shall be approved by the Compensation Committee. The automobile shall be valued at no less than $25,000, excluding maintenance, repairs, taxes, and insurance for the automobile. The Compensation Committee and the Executive shall mutually agree on whether the automobile shall be purchased or leased. The Executive may exchange the automobile every 24 months. The Bank shall pay for all normal ownership and operating costs of the automobile.

     i.   Other Benefits. The Executive shall be entitled to participate in all
          --------------
          other benefits accorded to Bank employees.

     j.   Withholding. The Bank may deduct from each payment of compensation
          -----------
          hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA, and other withholding requirements.

6.   Compensation and Benefits in the Event of Termination. In the event of the
     -----------------------------------------------------
termination of the Executive's employment by the Bank or by the Executive during the Term of this Agreement, compensation and benefits shall be paid as set forth below.

     a.   Definitions. For purposes of this Agreement, the following terms shall
          -----------
          have the meanings indicated:

          (1) "Cause" shall mean (A) the breach by the Executive of any material provision of this Agreement, provided that the Bank gives the

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               Executive written notice of such failure and such failure is not cured within 30 days thereafter; (B) the willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than the Executive's inability to perform, with or without reasonable accommodation, resulting from his incapacity due to physical or mental illness or impairment), after a written demand for substantial performance is delivered to him by the Board of Directors, which demand specifically identifies the manner in which the Executive is alleged to have not substantially performed his duties; (C) the willful engaging by the Executive in misconduct which is materially injurious to the Bank, its officers, directors, shareholders, employees, or customers; (D) the Executive's conviction of a felony; or (E) the commission in the course of the Executive's employment of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice, which would constitute a felony (whether or not resulting in criminal prosecution or conviction), or any act or practice which the Bank shall, in good faith, deem to have resulted in the Executive becoming unbondable under the Bank's "banker's blanket bond." Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Executive has been afforded a reasonable opportunity, together with his counsel, to be heard before the Board of Directors, and a written finding has been delivered to him to the effect that in the good faith opinion of the Board of Directors, the Executive is guilty of conduct as set forth under clause (A), (B), (C), (D), or (E) of the first sentence of this sub-paragraph, specifying in writing the particulars thereof in detail.

          (2)  "Change in Control" shall mean either:

               (a) the acquisition, directly or indirectly, by any "person" (as such term is defined for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), of the "beneficial ownership" (as such Term is defined for purposes of section 13(d) (1) of the Exchange Act) of shares in the Bank which, when added to any other shares "beneficially owned," such acquirer shall have 50% or more of the combined voting power of the Bank's then outstanding voting securities; or

               (b) the occurrence of any merger, consolidation or reorganization to which the Bank is a party and to which the Bank is not a surviving entity, or the sale of all or substantially all of the assets of the Bank.

          (3) "Date of Termination" shall mean: (A) if the Executive's employment is terminated by reason of his death, his date of death; (B) if the Executive's employment is terminated for Disability, 30 days after

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               Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties as provided under sub-paragraph (4) of this paragraph a.); or (C) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination; provided, however, that if within 30 days after any Notice of Termination is given, the Executive notifies the Bank that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

          (4) "Disability" shall mean the Executive's failure to satisfactorily perform the essential functions of his office on a full-time basis for 180 consecutive days, with or without accommodation, by reason of the Executive's incapacity resulting from physical or mental illness or impairment, except where within 15 days after Notice of Termination is given following such absence, the Executive shall have returned to the satisfactory, full-time performance of such duties. Any determination of Disability hereunder shall be made by the Board of Directors in good faith and on the basis of the certificates of at least three qualified physicians chosen by it for such purpose, one of whom shall be the Executive's regular attending physician.

          (5)  "Good Reason" shall mean either:

               (a) Failure by the Bank to comply with any material provision of this Agreement, provided that the Executive gives the Bank written notice of such failure and such failure is not cured within 30 days thereafter;

               (b) Failure by the Bank to obtain the assumption of its obligations under this Agreement by any successor;

               (c)  The occurrence of any of the following:

                    (i) Without the Executive's express written consent, a reduction in the Executive's Base Salary or incentive bonus, a reduction in the Executive's other benefits and perquisites, or a reduction in the Executive's title, position, reporting relationship, responsibilities, or authority, except in connection with the termination of his employment for Cause, Disability, or Retirement, or as a result of his death;

                    (ii) Without the Executive's express written consent, the
                         Bank's requiring him to be based anywhere other than

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                          in Florence, South Carolina except for required travel
                          on the Bank's business consistent with his business travel obligations immediately prior to such Change in Control; or

                    (iii) The failure by the Bank to comply with Section 5 of
                          this Agreement; or

               (d) Any purported termination of the Executive's employment by action of the Bank which is not effected pursuant to a Notice of Termination.

          (6) "Notice of Termination" shall mean a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

          (7) "Retirement" shall mean termination of the Executive's employment pursuant to the Bank's regular retirement policy applicable to the position held by the Executive at the time of such termination.

     b.   Termination For Cause, For Other Than For Good Reason, Or For
          -------------------------------------------------------------
          Disability, Death, Or Retirement. In the event the Executive's
          --------------------------------
          employment hereunder is terminated (A) by action of the Bank for Cause; (B) by action of the Executive not for Good Reason; or (C) by reason of the Executive's death, Disability, or Retirement, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary or beneficiaries):

          (1)  The Executive's Base Salary provided for under paragraph a. of
               Section 5 through the last day of the month in which the Date of Termination occurs, at the annual rate in effect at the time Notice of Termination is given (or death occurs), to the extent unpaid prior to such Date of Termination;

          (2) Any incentive bonus under paragraph b. of Section 5 which has been awarded prior to the Date of Termination, to the extent unpaid prior to such date;

          (3) Any benefits to which the Executive (or his beneficiary or beneficiaries) may be entitled as of the Date of Termination under the insurance coverages or benefits identified in paragraphs e. f. and i. of Section 5; and

          (4)  Any amounts due the Executive with respect to paragraph d. of
               Section 5 as of the Date of Termination.

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     c.   Termination For Good Reason Or For Other Than Cause Not Following a
          -------------------------------------------------------------------
          Change In Control. In the event the Executive's employment hereunder
          -----------------
          is terminated (A) by action of the Executive not following a Change in Control and for Good Reason, or (B) by action of the Bank not following a Change in Control and other than for Cause, the Bank shall pay and provide the Executive the compensation and benefits stipulated under paragraph b. immediately above; provided, however, in addition thereto and without set-off, the following compensation shall be paid and provided the Executive:

          (1) The Bank shall continue to pay the Executive the Base Salary provided for in Section 5.a. above at the annual rate in effect at the time Notice of Termination is given, plus the Executive's incentive bonus for the calendar year immediately prior to the Date of Termination, for a period of three years from the Date of Termination, on a monthly basis.

          (2) In addition, the Bank will continue to provide the Executive with the insurance coverages he would have had had he remained as an employee of the Bank at the Executive's expense at COBRA rates.

     d.   Termination For Good Reason Or For Other Than Cause Following A Change
          ----------------------------------------------------------------------
          In Control. In the event the Executive's employment hereunder is
          ----------
          terminated (A) by action of the Executive following a Change in Control and for Good Reason, or (B) by action of the Bank following a Change in Control and other than for Cause, the Bank shall pay and provide the Executive the compensation and benefits stipulated under paragraph b. above; provided, however, in addition thereto and without set-off, the compensation provided in subparagraphs (1), (2), (3), and
          (4) of this paragraph d. shall be paid to the Executive. However, the Bank may prospectively terminate payments under this paragraph d. if the Executive accepts employment by or acquires a meaningful ownership position in a community, commercial, or consumer bank within a 25-mile radius of any branch of the Bank.

          (1) The Bank shall continue to pay to the Executive 150% of the Base Salary provided for in Section 5.a. above at the annual rate in effect at the time Notice of Termination is given for a period of five years from the Date of Termination, on a monthly basis.

          (2) In addition, the Bank shall pay to the Executive a severance payment of the sum of three times the Base Salary provided for in
               Section 5.a. above at the annual rate in effect at the time Notice of Termination is given and three times the Executive's incentive bonus for the calendar year immediately prior to the Date of Termination. Such severance payment shall be payable over five years from the Date of Termination at such frequencies and in such amounts as the Executive shall dictate, but not more frequently than monthly.

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          (3)  In addition, at its sole cost and expense, the Bank will continue to provide the Executive with the insurance coverages he would have had had he remained as an employee of the Bank.

          (4)  If the payments due to the Executive under subparagraphs (1),
               (2), and (3) of this paragraph d. would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would be subject to the excise tax imposed by Section 4999 of the Code, then the Bank shall pay to the Executive an additional "gross-up" payment in an amount such that the net amount retained by the Executive, after the deduction of the excise tax, shall equal the amount of the payments due to the executive under subparagraphs (1), (2), and
               (3) of this paragraph d.

7.   Confidentiality.
     ---------------

     a. For the purposes of this Agreement, "Confidential Information" means any data or information that is material to the Bank and not generally known by the public.

     b. The Executive agrees to abide by all of the Bank's rules and procedures designed to protect its Confidential Information and to preserve and maintain all such information in strict confidence during the Executive's employment with the Bank and as long thereafter as the Confidential Information remains, in the sole opinion of the Bank, proprietary and confidential to the Bank. The Executive agrees not to use, disclose, or in any other way disseminate any Confidential Information to any person not properly authorized by the Bank.

8.   Return of Materials. Upon the request of the Bank, and in any event, upon
     -------------------
the termination of the Executive's employment, the Executive must return to the Bank and leave at the disposal of the Bank, all memoranda, notes, records, and other documents pertaining to the business of the Bank (including all copies of such materials). The Executive must also return to the Bank and leave at the disposal of the Bank all materials involving any Confidential Information of the Bank.

9.   Restrictive Covenant. In consideration of the Bank's employment of the
     --------------------
Executive, the Executive agrees that in addition to any other limitation, for a period of two years after the termination of his employment hereunder, he will not, within a 25-mile radius of any branch of the Bank, manage, operate, be employed by, participate in, or be connected in any manner with the management, operation, or control of any community, commercial, or consumer bank.

10.  Remedies for Breach of Employment Contract. Irreparable harm shall be
     ------------------------------------------
presumed if the Executive breaches the covenants contained in Sections 7, 8, or 9 of this Agreement. The faithful observance of such covenants is an essential condition to the Executive's employment, and the Bank is depending upon absolute compliance. Damages would be

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very difficult to ascertain if the Executive breached any such covenant. This
Agreement is intended to protect the proprietary rights of the Bank. In light of these facts, the Executive agrees that any court of competent jurisdiction may immediately enjoin any breach of this Agreement, upon the request of the Bank, and the Executive specifically releases the Bank from the requirement to post any bond in connection with any temporary or interlocutory injunctive relief, to the extent permitted by law.

11.  Notices. All notices, requests, demands and other communications provided
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for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:

               To the Bank:         Mr. Leonard A. Hoogenboom
                                    Chairman of the Board of Directors
                                    First Reliance Bank
                                    P. O. Box 5658
                                    Florence, South Carolina 29502

               With copy to:        Craig M. Garner, Jr., Esq.
                                    McNair Law Firm, P.A.
                                    P.O. Box 11390
                                    Columbia, South Carolina 29211

               To the Executive:    Mr. F.R. Saunders, Jr.
                                    President and Chief Executive Officer
                                    First Reliance Bank
                                    2170 West Palmetto Street
                                    Florence, South Carolina 29501

               With copy to:        David E. Dubberly, Esq.
                                    Nexsen, Pruet, Jacobs & Pollard, L.L.C.
                                    P.O. Box 2426
                                    Columbia, South Carolina 29202

12.  Successors; Binding Agreement. This Agreement shall be binding on any
     -----------------------------
successors to the Bank, including any person or entity that may acquire all or part of the ownership interest in the Bank through merger, consolidation, reorganization, or otherwise. Upon acquisition of all or part of the ownership interest in the Bank, the acquiring person or entity shall be deemed to be substituted for the Bank for all purposes under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or if there be no such designee, to the Executive's estate.

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13.  Modification, Waiver, or Discharge. No provision of this Agreement may be
     ----------------------------------
modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and an authorized officer of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the right, duties, or obligations that the Executive or the Bank may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by the Bank, or under any established personnel practice or policy applicable to the Executive.

14.  Governing Law. The validity, interpretation, construction, and performance
     -------------
of this Agreement shall be governed by the laws of the State of South Carolina.

15.  Validity. The invalidity or unenforceability of any provision of this
     --------
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which latter shall remain in full force and effect.

16.  No Right of Set-off or Counterclaim. There shall be no right of set-off or
     -----------------------------------
counterclaim, in respect of any claim (other than a claim for violation of this Agreement), debt, or obligation against any payments to the Executive, his beneficiaries, or estates provided for in this Agreement.

17.  Non-Assignability. No right, benefit, or interest hereunder shall be
     -----------------
subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect. Any of the foregoing to the contrary notwithstanding, this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death, and shall not preclude the legal representative of the of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy applicable to his estate.

18.  Enforcement of Agreement; Attorneys' Fees. In the event litigation is
     -----------------------------------------
commenced by the Executive against the Bank in seeking to obtain or enforce any right, benefit or payment under this Agreement or to enforce any obligation of the Bank described herein, then, provided the Executive shall prevail in such litigation, the Bank shall be obligated to pay all reasonable expenses (including without limitation all reasonable attorney's fees and court costs) paid or incurred by the Executive in connection with such litigation.

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19.  Counterparts. This Agreement may be executed in one or more
     ------------
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Executive and the Bank have executed this Agreement effective as of the date first above written.


ATTEST: _____________________           First Reliance Bank
                                        By: ___________________________________
                                            Leonard A. Hoogenboom
                                            Chairman of the Board of Directors


                                        F. R. Saunders, Jr.
ATTEST: _____________________           _______________________________________

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